Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954

telephone: +1-212-455-2000 facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

January 22, 2021

Home Point Capital Inc.
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105

Ladies and Gentlemen:

We have acted as counsel to Home Point Capital Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by the selling stockholders referred to in the Registration Statement (the “Selling Stockholders”) of an aggregate of 14,375,000 shares of Common Stock, par value $0.0000000072  per share, of the Company (“Common Stock”) (together with any additional shares of Common Stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), which has been filed with the Commission as an exhibit to the Registration Statement.  We have also examined a form of the Certificate of Merger (the “Certificate of Merger”), which will be filed with the Secretary of State for the State of Delaware immediately following the time the Registration Statement becomes effective under the Securities Act for the purposes of effecting the merger of Home Point Capital LP with and into the Company, with the Company being the surviving entity (the “Merger”).  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when (a) the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, has taken all necessary corporate action to authorize and approve the Merger and (b) the Merger Certificate has been duly filed with the Secretary of State for the State of Delaware, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Simpson Thacher & Bartlett LLP
Home Point Capital Inc.	-2-	January 22, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP